PNC CPAs

April 27, 2009

Securities and Exchange Commission
100 F Street, Northeast
Washington, District of Columbia 20549

Re: Dais Analytic Corporation

We have read and understand the statement Dais Analytic Corporation will include under Item 4.01 of the Form 8-K report it will file regarding the recent change of auditors. We agree with such statements made regarding our firm. We have no basis to agree or disagree with other statements made under Item 4.01.

Yours truly,

Pender Newkirk & Company LLP

Pender Newkirk & Company LLP
Certified Public Accountants
Tampa, Florida

Pender Newkirk & Company LLP · Certified Public Accountants
100 South Ashley Drive · Suite 1650 · Tampa, Florida 33602 · (813) 229-2321 · Fax: (813) 229-2359